Kellogg Company News

For release:	October 31, 2005
Media/Analyst Contact:	Simon D. Burton, CFA (269) 961-6636
Kellogg Reports Strong Growth and Raises Guidance
     BATTLE CREEK, Mich. – Kellogg Company (NYSE: K) today reported strong third quarter sales growth, driven by significantly increased levels of brand-building investment. This investment in the business was made possible by the Company’s strong execution and business momentum.
     Reported net earnings for the quarter increased by 11% to $274.3 million from $247.0 million in the comparable period of last year. Diluted earnings per share were $0.66, an increase of 12% from last year’s $0.59 per share. Reported net earnings for the first nine months of the year increased by 12% to $788.0 million, or $1.89 per share, compared to $704.2 million last year, or $1.69 per share. Earnings per share growth during the first nine months of 2005 was 12 percent.
     “We are very pleased with the strong results we have achieved this year,” said Jim Jenness, Kellogg’s chairman and chief executive officer. “This strength has provided us the flexibility to significantly increase our investment in future growth.”
     Net sales in the third quarter increased by 7.3%, to $2.62 billion. Excluding the effect of currency translation, Kellogg’s internal sales growth was 6.6 percent. This internal growth rate built on strong 4.8% growth posted during the third quarter of last year.
     Kellogg North America’s internal net sales growth was approximately 8% for both the third quarter and the first nine months of the year. This quarter’s growth builds on growth of 5% in the third quarter of last year. North America Retail Cereal posted an increase in internal sales of 11 percent. This quarter’s growth was driven by successful brand-building programs and the introduction of new products in the first three quarters of the year. The North America Retail
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Snacks business again posted good results; internal sales growth was 6 percent. The cracker and wholesome snack product groups reported increased sales. Pop-Tarts toaster pastries posted lower sales as a result of a difficult comparison to strong double-digit growth in the third quarter of last year. The Pop-Tarts brand has increased its share of the toaster pastries category by almost 1.5% year-to-date. The cookie product group posted a sales decline due, in part, to the discontinuation of certain products late last year. North America Frozen and Specialty Channels posted internal net sales growth of 8% as Eggo frozen foods, Morningstar Farms veggie foods, and the Food Away From Home businesses all contributed strong sales gains.
     Kellogg International reported net sales growth of approximately 4%, or 3% excluding the effect of currency translation. Each of the geographic segments continues to make significant investment in innovation and brand building. The European business posted currency-adjusted sales growth of approximately 1% in the third quarter and 2% for the year-to-date period. This was the result of growth in both cereal and snacks; the pan-European snacks business posted mid single-digit growth as a result of various successful new product introductions and continued investment in brand building. The Company reported sales growth of 10% in Latin America on a currency-neutral basis. The Company’s Mexican business, which is the area’s largest, reported good growth in both its cereal and snacks businesses. The Asia Pacific business posted local-currency sales growth of 1% in the third quarter and 4% growth for the first three quarters of the year.
     Operating profit in the third quarter increased by 2% to $466 million; operating profit for the year-to-date period has increased by 7 percent. The Company’s gross profit margin in the third quarter decreased to 45.2%, largely due to additional up-front costs and competitive pressures in certain international markets. The Company partially offset these and other headwinds, such as higher benefit, fuel, and energy costs, through improvements in mix, productivity savings, operating leverage, and initiatives to reduce raw material and packaging costs. In addition, the Company increased its investment in brand building at a significant double-digit rate during the quarter; investment in up-front costs related to cost-reduction projects equated to approximately $0.04 per share.
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     The consolidated effective income tax rate for the year-to-date period was 31.7%, lower than previous expectations for a full-year rate of approximately 33%; this was primarily due to several discrete items which were recorded during the third quarter.
     Year-to-date cash flow, defined as cash from operating activities less capital expenditure, was $915 million, $55 million greater than in the comparable period last year. Core working capital measured as a percentage of rolling twelve-month sales was 7.1 percent. Year-to-date, the Company has paid down approximately $450 million of debt.
     Separately, the Board of Directors has increased 2005’s share repurchase authorization to $675 million. This increase will allow the Company to repurchase approximately $400 million more of its shares by the end of the year; the Company had repurchased approximately $260 million of its own stock through the end of the third quarter. In addition, the Board has approved an additional $650 million share repurchase authorization for 2006.
     Mr. Jenness said, “Our strategy, operating principles, and strong execution have produced excellent year-to-date performance. Consequently, we have made, and will continue to make, significant investments in innovation and brand-building support to drive sustainable rates of growth. We remain committed to our goal of delivering dependable rates of growth, not just for one or two quarters, but for the foreseeable future.”
Kellogg Increases Guidance for 2005 and Provides Outlook for 2006
     Kellogg raised its guidance for full-year 2005 earnings to $2.32-2.34 per share, from its previous range of $2.30-2.33 per share. This increase is due to the strong business momentum and excellent execution posted thus far this year. The Company expects mid single-digit sales growth in the fourth quarter. Earnings growth in the quarter is expected to be flat to down slightly due to there being one less selling week in the period, continued significant investment in brand building, and investment in other growth initiatives.
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     Cash flow for the full year is expected to be in a range between $950 million and $1.025 billion; this estimate does not include the impact of additional benefit plan funding that would reduce cash flow by up to $240 million.
     Kellogg also gave preliminary guidance for earnings in 2006 of $2.50-2.55 per share, excluding an anticipated $0.08 incremental effect from the expensing of options; this earnings range is in line with the Company’s long-term target of high single-digit growth. Also in accordance with its long-term targets, the Company expects to post low single-digit net sales growth and mid single-digit operating profit growth. The Company expects to significantly increase its investment in brand building and innovation in 2006.
     Mr. Jenness concluded, “We have worked hard over the past few years to build a foundation for future growth. Strong execution and current momentum have provided us the opportunity to increase our levels of investment. That we have been able to build such opportunity in a difficult operating environment is evidence of the commitment and ability of our 25,000 Kellogg employees around the world.”
About Kellogg Company
     With 2004 sales of nearly $10 billion, Kellogg Company is the world’s leading producer of cereal and a leading producer of convenience foods, including cookies, crackers, toaster pastries, cereal bars, frozen waffles, and meat alternatives. The Company’s brands include Kellogg’s, Keebler, Pop-Tarts, Eggo, Cheez-It, Club, Nutri-Grain, Rice Krispies, All-Bran, Special K, Mini-Wheats, Chips Deluxe, Sandies, Morningstar Farms, Famous Amos, and Kashi. Kellogg products are manufactured in 17 countries and marketed in more than 180 countries around the world. For more information, visit Kellogg’s web site at http://www.kelloggcompany.com.
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Forward-Looking Statements Disclosure
     This news release contains forward-looking statements related to business performance, investments, earnings, share repurchases, cash flow, costs, and write-offs. Actual performance may differ materially from these statements due to competitive conditions and their impact; the effectiveness of advertising, pricing and promotional spending; the success of productivity improvements and business transitions; the success of innovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the availability of and interest rates on short-term financing; commodity and energy prices and labor costs; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses; changes in consumer behavior and preferences; U.S. and foreign economic factors such as interest rates, taxes and tariffs, and foreign currency conversions or unavailability; legal and regulatory factors; business disruption or other losses from terrorist acts or political unrest; and other factors.
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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF EARNINGS
(millions, except per share data)

			Year-to-date	Year-to-date
	Quarter ended	Quarter ended	period ended	period ended
	October 1,	September 25,	October 1,	September 25,
(Results are unaudited)	2005	2004	2005	2004

Net sales	$2,623.4	$2,445.3	$7,782.9	$7,223.1

Cost of goods sold	1,437.4	1,319.1	4,262.4	3,981.7
Selling and administrative expense	720.3	669.4	2,114.5	1,926.0

Operating profit	465.7	456.8	1,406.0	1,315.4

Interest expense	68.0	76.2	233.1	230.5
Other income (expense), net	(5.7)	(3.5)	(19.2)	(9.8)

Earnings before income taxes	392.0	377.1	1,153.7	1,075.1
Income taxes	117.7	130.1	365.7	370.9

Net earnings	$274.3	$247.0	$788.0	$704.2

Net earnings per share:
Basic	$.66	$.60	$1.91	$1.71
Diluted	$.66	$.59	$1.89	$1.69

Dividends per share	$.2775	$.2525	$.7825	$.7575

Average shares outstanding:
Basic	413.4	412.4	412.8	411.7

Diluted	416.7	416.7	416.4	415.8

Actual shares outstanding at period end			413.9	412.6

Other income (expense), net includes non-operating items such as interest income, foreign exchange gains and losses, charitable donations, and gains on asset sales.
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Kellogg Company and Subsidiaries
SELECTED OPERATING SEGMENT DATA
(millions)

			Year-to-date	Year-to-date
	Quarter ended	Quarter ended	period ended	period ended
	October 1,	September 25,	October 1,	September 25,
(Results are unaudited)	2005	2004	2005	2004

Net sales
North America	$1,753.8	$1,610.3	$5,176.2	$4,776.1
Europe	506.8	510.5	1,570.6	1,517.7
Latin America	223.7	192.9	620.0	547.1
Asia Pacific (a)	139.1	131.6	416.1	382.2

Consolidated	$2,623.4	$2,445.3	$7,782.9	$7,223.1

Segment operating profit
North America	$326.6	$317.4	$979.9	$906.4
Europe	85.2	97.1	274.4	275.5
Latin America	59.7	54.2	160.2	150.5
Asia Pacific (a)	21.8	19.4	73.0	62.2
Corporate	(27.6)	(31.3)	(81.5)	(79.2)

Consolidated	$465.7	$456.8	$1,406.0	$1,315.4

(a)	Includes Australia and Asia.
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Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year-to-date	Year-to-date
	period ended	period ended
	October 1,	September 25,
(unaudited)	2005	2004

Operating activities
Net earnings	$788.0	$704.2
Adjustments to reconcile net earnings to operating cash flows:
Depreciation and amortization	291.8	311.2
Deferred income taxes	(61.9)	7.6
Other (a)	171.6	79.0
Postretirement benefit plan contributions	(89.2)	(140.7)
Changes in operating assets and liabilities	34.4	67.8

Net cash provided by operating activities	1,134.7	1,029.1

Investing activities
Additions to properties	(220.0)	(169.5)
Acquisitions of businesses	(30.2)	—
Other	7.4	1.0

Net cash used in investing activities	(242.8)	(168.5)

Financing activities
Net issuances (reductions) of notes payable	275.5	223.9
Issuances of long-term debt	—	7.0
Reductions of long-term debt	(726.9)	(503.0)
Net issuances of common stock	206.7	242.0
Common stock repurchases	(263.1)	(229.3)
Cash dividends	(322.8)	(313.1)
Other	5.3	(2.7)

Net cash used in financing activities	(825.3)	(575.2)

Effect of exchange rate changes on cash	(20.5)	(3.6)

Increase in cash and cash equivalents	46.1	281.8
Cash and cash equivalents at beginning of period	417.4	141.2

Cash and cash equivalents at end of period	$463.5	$423.0

Supplemental Financial Data:

Cash Flow (operating cash flow less property additions)*	$914.7	$859.6

(a)	Consists principally of non-cash expense accruals for employee benefit obligations.

*	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.
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Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET

	October 1,	January 1,
	2005	2005
(millions, except per share data)	(unaudited)	*

Current assets
Cash and cash equivalents	$463.5	$417.4
Accounts receivable, net	1,026.0	776.4
Inventories:
Raw materials and supplies	191.4	188.0
Finished goods and materials in process	485.3	493.0
Other current assets	254.2	247.0

Total current assets	2,420.4	2,121.8
Property, net of accumulated depreciation of $3,842.4 and $3,778.8	2,606.4	2,715.1
Goodwill	3,445.3	3,445.5
Other intangibles, net of accumulated amortization of $47.2 and $46.1	1,440.5	1,442.2
Other assets	794.3	837.3

Total assets	$10,706.9	$10,561.9

Current liabilities
Current maturities of long-term debt	$284.3	$278.6
Notes payable	1,026.1	750.6
Accounts payable	818.1	726.3
Accrued advertising and promotion	390.3	322.0
Other current liabilities	835.0	768.5

Total current liabilities	3,353.8	2,846.0

Long-term debt	3,162.7	3,892.6
Deferred income taxes	918.6	959.1
Pension benefits	206.0	181.1
Nonpension postretirement benefits	257.6	269.7
Other liabilities	148.0	156.2

Shareholders’ equity
Common stock, $.25 par value	104.6	103.8
Capital in excess of par value	66.7	—
Retained earnings	3,186.1	2,701.3
Treasury stock, at cost	(205.7)	(108.0)
Accumulated other comprehensive income (loss)	(491.5)	(439.9)

Total shareholders’ equity	2,660.2	2,257.2

Total liabilities and shareholders’ equity	$10,706.9	$10,561.9

*	Condensed from audited financial statements.
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